THIS NOTE AND ANY SHARES ACQUIRED UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO MOUNT TAM BIOTECHNOLOGIES, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

Aggregate Amount: $100,000.00	Effective Date: September 18, 2018

FOR VALUE RECEIVED, Mount Tam Biotechnologies, Inc., a Nevada corporation (the “Maker”), promises to pay to Climate Change Investigation, Innovation and Investment Company, LLC, a California limited liability company or its permitted assigns (the “Holder”) the principal sum of One Hundred Thousand Dollars ($100,000.00), as scheduled pursuant to Schedule I, which is attached hereto and incorporated herein by this reference, together with interest on the unpaid principal balance(s) under this Note from time to time outstanding at the rate of 8.0% per year, minus any amounts prepaid by the Maker or converted by the Holder pursuant to the terms of this Convertible Promissory Note (this “Note”), until paid in full. Subject to the conversion provisions set forth herein or permitted prepayments pursuant to the terms of this Note, all outstanding principal and accrued interest shall be due and payable on May 18, 2019 (the “Maturity Date”). Interest on the outstanding amounts due under this Note shall be computed for each payment from each funding date (as set forth on Schedule 1 hereto) on the basis of a year of 365 days for the actual number of days elapsed. All cash payments made by the Maker under this Note shall be in immediately available funds.

The payment of all amounts due under this Note, and the performance of all obligations of Maker under this Note, are fully secured by the Security Agreement between the Maker and Holder effective as of September 18, 2018.

Effective upon a complete funding of the entire principal amount of $100,000, in accordance with Schedule I, the Maker shall issue to the Holder 200,000 shares of its common stock (or if less than $100,000 is lent, then the pro-rata amount of such 200,000 shares based on the amount that is lent).  In addition, the Maker shall issue to the Holder an additional 200,000 shares of its common stock in the event that the Maker has not either (i) closed a Financing resulting in funding of at least $1,000,000 to the Maker after the date of this Note, but on or before January 1, 2019, or (ii) received a binding term sheet or other similar binding agreement pertaining to a licensing transaction with a company that operates in the pharmaceutical and/or biotech industries that will provide for at least $500,000 in upfront payments to the Maker on or before January 1, 2019, as well as milestones and royalties for TAM-01, TAM-3, or for any follow-on compounds of the Maker (a “Licensing Transaction”) on or before January 1, 2019.  Lastly, and in addition to the foregoing, the Maker shall issue to the Holder an additional 600,000 shares of its common stock in the event that the Maker has not either (i) closed a Financing resulting in funding of at least $1,000,000 to the Maker after the date of this Note, but on or before April 30, 2019, or (ii) received a binding term sheet or other similar binding agreement for a Licensing Transaction on or before April 30, 2019.

From and after the Maturity Date, the Holder may, at the sole and exclusive option of the Holder, convert some or all of the outstanding principal and interest under this Note (the “Outstanding Amount”)

into shares of the same class and series of capital stock of the Maker issued to investors in the most recent Financing (the “Financing Securities”) at a conversion price equal to the lesser of (i) 80% of the price per share of Financing Securities paid by the other investors in the Financing and (ii) a price per share equal to $10,000,000 divided by the number of outstanding shares of capital stock of the Maker on a fully-diluted basis (and treating as outstanding all shares issuable upon exercise of all outstanding options, warrants and other rights to acquire equity securities of the Maker, and treating all outstanding preferred stock on an as-converted to common stock basis). “Financing” means the issuance of stock by the Maker or any security convertible into, exchangeable for, or exercisable for stock of the Maker, after the date hereof; provided that the primary purpose of such issuance must be to raise capital (and as such excludes, for the avoidance of doubt, issuances of stock of the Maker or securities convertible into, exchangeable for or exercisable for stock of the Maker to employees, directors, consultants or other service providers in connection with the provision of goods or services to the Maker).

In addition, effective upon the closing of any Financing resulting in gross proceeds to the Maker, in one or a series of related transactions, of at least $2,000,000 (including the aggregate amount of any indebtedness converted into equity securities in such Financing) in which either (i) the investor leading the negotiation with the Maker is a bona fide institutional investor or (ii) if the investor leading the negotiation is not a bona fide institutional investor, such Financing includes commercially reasonable customary terms and conditions for an equity financing of an early stage biopharmaceutical company, which may (but shall not be required to) include one or more of the following terms: liquidation preferences, dividend rights, protective provisions, voting rights, anti-dilution provisions, conversion rights, board representation for the investors, redemption rights, preemptive rights, information rights, registration rights, drag-along rights, rights of first refusal and co-sale rights (in the case a Financing satisfies either clause (i) or (ii) above, a “Qualified Financing”) then the aggregate Outstanding Amount shall automatically without any further action of the parties be converted into shares of the same class and series of capital stock of the Maker issued to investors in the Qualified Financing (the “Qualified Financing Securities”) at a conversion price equal to the lesser of (i) 80% of the price per share of Qualified Financing Securities paid by the other investors in the Qualified Financing and (ii) a price per share equal to $10,000,000 divided by the number of outstanding shares of capital stock of the Maker on a fully-diluted basis (and treating as outstanding all shares issuable upon exercise of all outstanding options, warrants and other rights to acquire equity securities of the Maker, and treating all outstanding  preferred stock on an as-converted to common stock basis). The parties acknowledge and agree that a Financing which contains commercially reasonable customary terms and conditions for an equity financing of an early stage biopharmaceutical company does not have to contain all of the examples of terms listed in sub-clause (ii) of the preceding sentence.

The Maker shall notify the Holder in writing of the anticipated occurrence of a Financing or Qualified Financing at least 20 days prior to the closing date of the Financing or the Qualified Financing.

In lieu of the Maker issuing any fractional shares to the Holder upon the conversion of this Note, the Maker shall pay to the Holder an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the conversion of this Note.

Upon the conversion of this Note pursuant to the terms set forth herein, the Holder agrees to (i) execute and deliver to the Maker a customary 180-day lock-up agreement in connection with an initial public offering, and (ii) execute and deliver to the Maker all transaction documents entered into in connection with such conversion, which may include a purchase agreement, investor rights agreement, voting agreement, right of first refusal and co-sale agreement and/or other ancillary agreements, with customary representations and warranties and transfer restrictions. The Holder agrees in connection with any conversion of this Note to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Maker whereby the Holder agrees to indemnify the Maker from any loss incurred by it in connection with this Note) prior to conversion.

If (a) within two years after the date hereof the Company completes an additional round of debt financing with new investors (“New Debt”) and (b) the New Debt contains Economic Terms (as defined below) that are more favorable to New Debt holders than the Economic Terms of this Note, then the Holder shall have the option to exchange this Note for an equal principal amount of new notes (“New Notes”) with the same Economic Terms as the New Debt. “Economic Terms” shall mean and refer to interest rate, payment frequency, note attributes and amortization.

This Note shall become immediately due and payable without notice or demand (but subject to the conversion rights set forth herein) upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(1)the Maker fails to pay any of the principal, interest or any other amounts payable under this Note when due and payable;

(2)the Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker or all or any substantial portion of the Maker’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due;

(3)an involuntary petition is filed, or any proceeding or case is commenced, against the Maker (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker or to take possession, custody or control of any property of the Maker, or an order for relief is entered against the Maker in any of the foregoing;

(4)the occurrence of a breach or default under any agreement, instrument or document to which the Maker is a party or by which it is bound, involving any obligation for borrowed money of more than $100,000 in the aggregate;

(5)the Maker materially breaches any other agreement with the Holder (including without limitation any security agreement), or with 0851229 BC, Ltd. or with Fromar Investments, LP; or

(6)the Maker borrows any funds from a third party without repaying this Note in full (excluding for this purpose account and trade payables incurred by the Maker in the ordinary course of business), or the Maker is party to a merger, or there is a sale of a controlling interest in the outstanding stock of the Maker, or a sale of all or substantially all of the Maker’s assets, or enters into an agreement for any of the foregoing.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of California.

Notwithstanding anything to the contrary, this Note may be prepaid, in whole or in part, without the prior written consent of the Holder. The Maker shall disclose in writing to the Holder if and when it is in material discussions with respect to a Qualified Financing or a Financing.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

The Maker shall pay the reasonable costs and expenses (including reasonable attorney’s fees and disbursements) that it incurs and, upon presentation of appropriate receipts, that the Holder incurs with respect to the preparation, negotiation, execution and delivery of this Note, any security agreement and any other agreement or instrument contemplated hereby or thereby. After the occurrence of an Event of Default, the Maker shall pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred in connection with any act or actions taken to collect or otherwise satisfy the obligations due under this Note, any security agreement and any other agreement or instrument contemplated hereby or thereby.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. This Note may not be amended or modified without the prior written consent of the Maker and the Holder.

All payments by the Maker under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

The Maker hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

Until the conversion of this Note, the Holder shall not have or exercise any rights by virtue of this Note as a stockholder of the Maker.

All rights and obligations hereunder shall be governed by the laws of the State of California (without giving effect to principles of conflicts or choices of law) and this Note is executed as an instrument under seal.

Neither the Maker nor the Holder may assign, sell or otherwise transfer this Note or any of their respective rights and duties hereunder without the prior written consent of the other party hereto.

The Maker acknowledges that neither this Note nor any securities issuable upon the conversion of this this Note (collectively, the “Note Securities”) will be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Holder represents that (i) it is acquiring the Note Securities for its own account, for investment purposes only and not with a view to, or for sale in connection with, any distribution and (ii) it is an “accredited investor” under Regulation D promulgated under the Securities Act.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Note effective as of the effective date set forth above.

MAKER:

MOUNT TAM BIOTECHNOLOGIES, INC.

By: /s/ Richard Marshak

Print Name: Richard Marshak

Title: Chief Executive Officer

HOLDER:

CLIMATE CHANGE INVESTIGATION,

INNOVATION AND INVESTMENT COMPANY, LLC

By:/s/ James J. Farrell

Name:James J. Farrell

Title:Manager

Schedule 1

Schedule of Drawdowns

Amount	Date